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                                                                    Exhibit 10.5



                                       NET
                                     LOTTERY
                                  SERVICES, LTD


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                               CONTRACT AGREEMENT


                 For the Operation of an Internet Lottery System
                for the Sale and Operation of Lottery Games via
                 the Internet and Wireless Mobile Phone Systems
                       On behalf of INTELLECT Foundation,
                               Republic of Russia

This Agreement is made the __7th___ day of _December__, 2001, between, International Public Charity Foundation INTELLECT, Republic of Russia (hereinafter, the " INTELLECT") and Net Lottery Services Ltd. (hereinafter, "Operator" or its nominee), a corporation established in accordance with the laws of The Republic of Ireland.

WHEREAS, the INTELLECT has the right to conduct a lottery and other games of chance via the Internet and wireless systems and is free to appoint an operator of its Internet/wireless lottery activities;

WHEREAS, the INTELLECT desires to implement Internet/wireless lottery activities, offering a full range of lottery, video lottery, bingo/keno and other lottery games;

WHEREAS, Operator possesses extensive experience in the establishment, operation and management of lotteries and Internet-based lottery systems;

WHEREAS, INTELLECT has agreed to appoint Operator as the authorized operator/contractor to manage its Internet/wireless lottery sales, administration, marketing and operations in accordance with the terms of this Agreement;

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NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein, INTELLECT and Operator hereby agree as follows:

ARTICLE 1.

DEFINITIONS

In this Agreement the following terms and expressions shall have the following meanings:

ACT means Decree of the Republic of Russia, plus all other related and relevant acts, decrees, laws and regulations in full force and effect, as the same exists in the Republic of Russia pertaining to the operation of a lottery and its Internet/wireless activities;

AGREEMENT means this agreement and all schedules hereto, as the same may be amended, modified, or supplemented by the Parties;

OPERATOR MANAGEMENT DATE means the date on which the conditions set forth in
Article 6.1 are satisfied in accordance with Article 6;

INTELLECT FEE has the meaning set forth in Article 5.2;

GAME means any scheme, plan, game, operation or arrangement whereby prizes in the form of money or other property or benefit are awarded to persons who conform to the rules of the Lottery or Internet operations including without limitation for placing and honoring wagers, holders of tickets (both tangible and cyber-tickets), or chances acquired by prior payment, credit and drawn by some predetermined

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process, or whereby the winners are determined by the incidence of chance from amongst the holders of tickets (both tangible and cyber-tickets) such as Traditional Draw Lotteries, Standard Lottery Games, Instant Tickets, Keno, Video Lottery, Numbers, Casino/Card related games and Lotto-type lottery games;

PARTIES means the INTELLECT and Operator collectively;

PERSON includes an individual, corporation, partnership, joint venture, unincorporated organization, a government or any other legal entity recognized by law;

PROCEEDS means the gross receipts collected by Operator from the sale of any products relating to the Lottery and its Internet Games and Operation Games, less the amounts of all discounts, failed receipts, free tickets and any and all other credits issued to retailers or customers, as such shall be determined in the sole discretion of Operator and in conformance with applicable laws;

INTERNET LOTTERY NETWORK means that the Operator intends to form a network of dozens of Charity Lotteries in order to create mega-prize opportunities and provide economies of operations through shared technology and promotion;

NET PROCEEDS means Proceeds less prizes paid, less advertising, less retailer commissions, less all third party supplier such as credit card fees

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and GAMES software costs (as such is determined in accordance with reasonable and normal accounting procedures and agreed to by Operator);

TERM has the meaning set forth in Article 7.

ARTICLE 2.

INTELLECT APPOINTMENT OF OPERATOR

2.1 INTELLECT appoints Operator as the authorized contractor and operator to manage all Internet and wireless lottery games and operations in accordance with this Agreement.

2.2 INTELLECT agrees, for the term of this agreement, not to conduct or license or permit any other company, firm, vendor, or person to conduct any portion of its Internet and wireless lottery activities.

2.3 From and after the Operator Management Date, Operator shall be entitled to manage and operate all aspects of INTELLECT's Internet and wireless lottery games and operations, in its capacity as the authorized contracting operator, in such manner as it may determine in its sole discretion. Without limiting the generality of the foregoing, Operator shall be entitled to determine:


     (a) the types, characteristics and structures of the Games to be conducted as part of the Lottery and its Operations, including without limitation the amounts to be paid as prizes.
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     Examples of games include Instants, Traditional, Raffles, Numbers, Lotto,
     Bingo, Keno, and Video Lottery games including without limitation Internet operations, phone or email wagering, and;

     (b) the forms of tickets, coupons or other documents to be used in connection with the Internet & Wireless Lottery, these forms include the use of computers, televisions (cable) and traditional telephone systems and mobile telephone systems;

     (c) the number of tickets or plays per game in connection with the Games;

     (d) all draw procedures relating to the Games;

     (e) the determination of any dispute as to the person entitled to any prize or money in respect of the Internet Lottery Games and Operations;

     (f) the method of claiming prizes in respect of the Lottery Games and Operations, including the rules for determining when a prize is considered unclaimed.

ARTICLE 3.

OBLIGATIONS OF OPERATOR

3.1 After the Operator Management Date, Operator shall, from time to time on a timely basis:

     (a) during the Term hereof, be the contracting operator to INTELLECT, of all Internet & Wireless Lottery products and services, including without limitation, equipment, hardware, software, telephone system support, design and marketing, required in the conduct

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     of the Lottery or other games of chance conducted directly or indirectly by and on behalf of INTELLECT in such quantities and at such times as Operator in its sole discretion, shall determine;

     (b) maintain the systems software and hardware that will provide ongoing sales service support and management reporting requirements;

     (c) maintain a high level of security and technical expertise in all of the services provided;

     (d) supply staffing and working capital from time to time in such amounts as may be determined by Operator in its sole discretion to be necessary for the conduct of the Lottery Games and Operations;

     (e) staff operations and offices, supply back-up office systems, including computer hardware and software, necessary for the conduct of the Lottery, including systems for validation, Charity allocation and participation, payment systems, game accounting and distribution;

     (f) design all of the Games for implementation as part of the Internet & Wireless Lottery, including the prize structures, rules and regulations of the games and/or draws related thereto;

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     (g) provide reasonable support, as such may be determined in the sole discretion of Operator, for the marketing and sales of the Lottery;

     (h) design and implement advertising and promotional programs for the Lottery to the extent deemed appropriate by Operator;

     (i) generally provide the INTELLECT with the benefit of its expertise relating to the establishment, design, operation and management of Lottery Games;

     (j) license all patents and/or copyright material necessary for the conduct of the Lottery and Games, which licenses shall be in effect for the duration of the Term;

     (k) provide to INTELLECT quarterly interim unaudited statements of accounts in respect of the operation of the Lottery Games and Operations, within ninety (90) days from the end of each calendar, and an annual statement of accounts audited by a recognized auditing firm; and

     (l) disperse prizes relating to the Lottery and Operations Games in a timely and reasonable manner, subject to compliance with security procedures and operational policies.

3.2 Within seven months of the Contract Date will be the Operator's Management Date, at which time the Operator shall commence sales operations and formalize its plan for the operation of the Lottery Games and Operations, including designating and working with service professionals, marketing and advertising groups, in anticipation of the Operator Management

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Date. All of said plans and preparations shall be designed and made at
Operator's discretion.

3.3 Operator shall have the right consistent with law to:

     (a) hire, contract, appoint and release personnel of lottery operations at its sole discretion;

     (b) set employment policy according to industry standards and compensation arrangements for all employees, consultants, technical advisors, and otherwise all aspects involving salary and commission schedules for the term of the contract;

     (c) release, terminate or suspend employees;

     (d) operate and oversee its business interest in accordance with any and all policies or procedures it deems necessary and appropriate.

ARTICLE 4.

OBLIGATIONS OF INTELLECT

4.1 INTELLECT agrees to:

     (a) confirm that no existing rules or legislation prevents the pursuit of its Internet and Wireless operations and provide ongoing support on the rules required of its Internet gaming operations;

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     (b) ensure the passing, of such statutory instruments, acts, regulations, orders and other appropriate legal measures, as may be necessary to give effect to the provisions of this Agreement;

     (c) participate with the Operator's Network of Charities/Lotteries programs to achieve mega-prize levels, network promotion and economies of service costs;

     (d) support the Internet Lottery's use of all forms of media including phones, mobile phones, television, satellite and cable;

     (e) to support the Games conducted by Operator and to jointly support any future legal issues, if required;

     (f) to assist in all forms of advertising and promotional activities, and to participate in the overall planning of its Internet lottery operations;

     (g) to assign its rights to use the Lottery's URL and any other appropriate URL's; and

     (h) to provide a complete synopsis of its rights to offer Internet & Wireless Lottery gaming both documented and perceived due to a lack of documentation.

4.2 INTELLECT agrees that the Government VAT shall not apply to Games sales.
Both

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parties agree that ll imported products brought into the Republic by OPERATOR to run and administer its lottery operations will seek to obtain import tax reductions and duty free status.

4.3 Neither the Operator nor the Internet Lottery operations will be responsible for any costs or other liabilities associated with the INTELLECT.

4.4 INTELLECT agrees that it would prefer to pursue Internet sales from both within and outside the Republic of Russia. In the future, if legislation requires the limitation of sales to only in-country sales, the Operator will have the right to continue its contract and its local operations.

ARTICLE 5.

DISTRIBUTION OF PROCEEDS

5.1 From and after the Operator Management Date, all Proceeds received by the Internet & Wireless Lottery entity as contemplated in this Agreement shall be collected by Operator, whereupon Operator shall hold such Proceeds, pending distribution thereof in accordance with this Article 5. And with observance of the following conditions:

Sales less the following determines Net Profit

     a.   Prizes

     b.   Retailer/ dealers' Commissions, click thru fees

     c.   Gaming software license fees

     d.   Advertising

     e.   Credit card fees

     f.   Site maintenance

     g.   Local marketing Services

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5.2 INTELLECT shall be entitled to receive the forty-five percent (45%) of the net profits received and held by Operator as referred to in Section 5.1 (c) (the "INTELLECT Fee"). The INTELLECT fee shall be paid by Operator to INTELLECT within 30 days after the end of each calendar month following the commencement of the Lottery's sales. Starting in the sixth year of the contract INTELLECTs fee will increase to 50% of net profits. During the option years INTELLECT's fee will increase to 52.5% of net profits as defined in section 5.1. A reduction in INTELLECT's fees will result from the recoupment of the initial costs of establishing INTELLECT's specific site. This amount will be agreed to by INTELLECT and amortized over a five-year period in equal installments. Operator agrees that the maximum amount of costs after prizes, retailer commissions and advertising applied against net profits will no more than 75%, so that each month Intellect will receive at least 25% as compared to INTELLECT's 45% participation.

ARTICLE 6.

CONDITIONS

6.1 As a condition precedent to this agreement INTELLECT will Confirm receipt of existing Lottery license issued by the appropriate Russian ministry.

6.2 OPERATOR and INTELLECT acknowledges that the Parties hereto are independent contractors, and that it is not intended by entering into this Agreement to constitute either of them as the agent of the other or to form a partnership of any nature whatsoever between them, nor is it intended that

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they should be characterized as carrying on business in partnership. Neither
OPERATOR nor INTELLECT shall take actions whatsoever which might be reasonably expected to cause any person to believe that OPERATOR and INTELLECT are agents for each other or are carrying on business in partnership.

ARTICLE 7.

TERM AND TERMINATION

7.1 Subject to prior termination in accordance with articles 7.2 or 7.3 this Agreement will have an initial term commencing on the Effective Date and ending ten (10) years after the OPERATOR Management Date, provided that such term may be extended by OPERATOR, in its sole discretion and on written notice to the other Parties, for two subsequent terms of five (5) years each. In addition, the term may be extended or renewed further and at any time by the written consent of the Parties. Such initial term plus the period or periods of any extension directed by OPERATOR or agreed by the written consent of the Parties is referred to herein as the Term. It is understood between the parties that continuation of the contract is subject the continued renewal of INTELLECT annual lottery license. At this time INTELECT has been operating it's lottery activities for more than 5 years.

7.2 This Agreement may be terminated by either party upon the default in the performance by the other Party of its obligations arising under

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the terms of this Agreement. In such event, the Party desiring to terminate this
Agreement will provide written notice to the other party of its intent to terminate and will set forth the reasons for termination. If the reasons for termination are not resolved to the satisfaction of the notifying Party within one hundred eighty (180) days of the date of such notice, this Agreement will terminate effective as of the end of such one hundred eighty (180) day period, provided that if the Party notified of the other's intent to terminate does not concur that it has defaulted in its obligations under this Agreement or that it has failed to cure any actual default in its obligations under this Agreement or that it has failed to cure any actual default on its part, then the matter will be submitted to arbitration in accordance with Article 11.2 below and the Agreement will not terminate, pending the resolution of the matter in arbitration. Upon termination of this contract, both parties shall be released of all obligations under the Agreement save and except for obligations incurred prior to termination.

7.3 Termination by OPERATOR will be granted if INTELLECT is found to have materially affected the integrity of the Lottery program through its actions and activities, which for whatever reason have brought discredit or harm to the reputation of INTELLECT and its lottery programs.

7.4 Upon the effective date of any termination of this Agreement for any reason whatsoever

     (a) the license to use the equipment, goods or other property provided for in Article 3.1(j) shall be terminated;

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     (b)OPERATOR shall be entitled to repossess forthwith and INTELLECT shall deliver to OPERATOR forthwith, all equipment, goods and other property supplied by OPERATOR to the INTELLECT pursuant to this Agreement or otherwise in connection with the Lottery Games;

     (c) the license to use the OPERATOR Software provided for in Article 3.1(j) shall be terminated; and

     (d) the INTELLECT operations shall immediately cease using the OPERATOR Software and return to OPERATOR the OPERATOR Software.

7.5 Notwithstanding the termination or expiry of this Agreement for any reason whatsoever, the provisions of the Articles 5.1, 8, shall survive and remain enforceable in accordance with their terms without time limit.

ARTICLE 8.

CONFIDENTIALITY

8.1 INTELLECT acknowledges that during the Term of this Agreement neither INTELLECT nor its officers, directors, employees nor agents may acquire confidential information from OPERATOR, including without limitation, information concerning Games and accountant, product or service research and development, methods, techniques, processes, trade secrets and license, as well as information concerning the market for OPERATOR's products and services and the marketing, merchandising and selling strategies of OPERATOR (collectively, the Confidential Information), all of which is hereby acknowledged by the INTELLECT to be confidential and protectable property of OPERATOR.

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8.2 INTELLECT acknowledges that the use, publication or disclosure of the
Confidential Information at any time by them or any of its employees will necessarily cause grave and irreparable injury to OPERATOR and its business, and accordingly, except as OPERATOR may consent in writing, INTELLECT shall:

     (a) not at any time, directly or indirectly, use, publish or otherwise disclose any Confidential Information other than in connection with the performance of INTELLECT's activities hereunder;

     (b) take such reasonable steps as may be necessary to ensure that its officers, employees do not at any time, directly or indirectly, use, publish or otherwise disclose any Confidential Information including cost structures and pricing, other than in connection with the performance of the INTELLECT's activities hereunder;

     (c) identify to OPERATOR each of its officers, employees who might be expected to come into possession of any Confidential Information and use its best efforts to have each such individual execute and deliver to OPERATOR a confidentiality agreement in favor of OPERATOR in the form attached as Schedule A hereto; and

     (d) at all times use the same degree of care in safeguarding the Confidential Information

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     as it uses for its own confidential information.

8.3 Articles 8.1 and 8.2 shall not apply to information which:

     (a) is or becomes public knowledge without the fault of the INTELLECT or any of its officers or employees;

     (b) is or becomes available to the INTELLECT from a source other than OPERATOR, provided such source is not under a duty of confidentiality with respect to such information; and

     (c) is disclosed by INTELLECT or any of its officers, employees under obligation imposed by court or government action.

8.4 None of OPERATOR, the INTELLECT shall communicate or otherwise disclose the contents of this Agreement or any provision hereof to any person except with the prior written consent of the parties, as strictly required to perform its obligations hereunder or as required under obligation imposed by applicable law.

ARTICLE 9.

FORCE MAJEURE

9.1 Performance of either Party affected by an Event of Force Majeure will be suspended for as long as such Event of Force Majeure continues but the Parties will use their best efforts to find alternative means of accomplishing performance. Immediately upon the cessation of the Event of Force Majeure, the Party affected by such Event of Force Majeure will continue

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the performance that was suspended. Event of Force Majeure means any:

     (a) act of God, fire, flood, earthquake, hurricane, explosion, epidemic, or quarantine;

     (b) act of war, blockade, martial law, sabotage, insurrection, or national emergency;

     (c) lockout, or other labor dispute, governmental or judicial law, regulation, order, decree, instructions, or the failure by the Government or any other government subdivision to act;

     (d) a disruption in the capital markets or irreconcilable inflation; or

     (e) any other event, cost or circumstance, whether similar or dissimilar to the foregoing beyond the reasonable control of the Parties.

ARTICLE 10.

GENERAL PROVISIONS

10.1 This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Ireland.

10.2 In case of any dispute or differences relating to this Agreement any Party may refer any dispute arising under this Agreement for resolution through arbitration by one or three arbitrators. Arbitration shall be according to the procedural rules of the International Center for the Settlement of Investment Disputes (ICSID), affiliated with the International Bank for Reconstruction and Development (World Bank)


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in Washington and, if ICSID arbitration shall be unavailable for whatever reason any Party may commence arbitration proceedings under the auspices of the Swedish Chamber of Commerce in Stockholm and the arbitration tribunal shall apply the UNCITRAL Rules.

10.3 Any notice to be given hereunder shall be deemed to have been well and sufficiently given if mailed by prepared registered airmail or sent by facsimile as follows:

To OPERATOR:

Attention: John Carson
President Net Lottery Services
609 730 9112 USA
353 87 5795 3754 Ireland
JTCKC3@aol.com

To INTELLECT , International Public Charity Foundation:
                                    -------------------

Attention Elvin K. Kalinin
--------------------------
 7095 281 9647095 972 2684
--------------------------
Elvin_Kalinin@mtu-net.ru

10.4 All notices shall be deemed to be received and effective:

     (a) upon the date of delivery, if delivered personally, by facsimile transmission, or by express mail or air courier; or

     (b)in the case of Telex or cable upon the date of receipt of confirmation by answer back, in each case to be appropriate addresses or numbers set forth above.

Any Party may change its address for the purpose of this clause by notice to the other.

10.5 This Agreement constitutes the entire Agreement between the Parties pertaining to the

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subject matter hereof and supersedes all prior agreements, representations, statements, negotiations, discussions and understandings, written or oral, between the Parties.

10.6 The INTELLECT warrants to OPERATOR, that

     (a) has full legal power and authority to sign and execute this Agreement;

     (b) all necessary governmental approvals have been procured to permit the execution, delivery, and performance of this Agreement without any limitation of said above.

10.7 Each Party shall indemnify and save the other Party and their respective officers, directors, shareholders, employees and operator contractors harmless of and from any liability obligation, cost, expense, damage, or loss whatsoever arising out of any breach of any provision hereof by such Party and all claims, demands, suits, causes of action, proceedings, judgments, costs and expenses or other liabilities of any kind of whatsoever (including without limitation reasonable legal fees and disbursements) in respect thereof.

10.8 The INTELLECT irrevocably waves any right of immunity, sovereign or other, which it or its assets or property have or may hereafter acquire from suit, action, attachment, arrest, detention, seizure or forfeiture in respect of its obligations under this Agreement.

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10.9 This Agreement may be amended, modified or supplemented only by written agreement signed by all Parties.

10.10 Any waiver of the requirements of any provision of agreement shall be effective only if it is in writing and signed by the Party giving in, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.

10.11 The Parties acknowledge that they are independent participants and that except as expressly provided herein, it is not intended by entering into this Agreement to constitute any of them as the form of partnership of any nature whatsoever between them, but it is intended by carrying out the terms hereof that they should be characterized as carrying on business in partnership.

10.12 Each Party warrants that the individuals executing this Agreement have the full right, power and authority to do so.

10.13 This Agreement is signed in the language in three copies in English and Russian each of which is authentic and collectively is an Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.